UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2008

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other	(Commission file No.)	(IRS Employer
jurisdiction of		I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York	11021
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 21, 2008, BRT Realty Trust announced that its wholly-owned subsidiary, TRB Chattanooga LLC (“Seller”), entered into a Purchase and Sale Agreement, dated as of July 17, 2008, with Brookside Properties, Inc., a Tennessee corporation (“Buyer”), pursuant to which the Seller agreed to sell, and the Buyer agreed to purchase, a residential apartment complex in Chattanooga, Tennessee for a purchase price of $24.5 million.

Pursuant to the First Amendment to Purchase and Sale Agreement, dated as of August 1, 2008, by and between Buyer and Seller, and the Second Amendment to Purchase and Sale Agreement, dated as of August 5, 2008, by and between Buyer and Seller, the Purchase and Sale Agreement was amended to extend the due diligence period from August 1, 2008 to August 6, 2008.

On August 6, 2008, Buyer and Seller entered into the Third Amendment to Purchase and Sale Agreement, pursuant to which the Purchase and Sale Agreement was amended to provide, among other things, that (i) Buyer shall increase the down payment from $250,000 to $500,000 by August 8, 2008, (ii) the closing date was extended from September 6, 2008 to September 30, 2008, (iii) the general due diligence period has expired, but Buyer continues to have a right to conduct a title and survey review and (iv) since Seller is a single purpose entity, whose principal asset is the real property subject to the Purchase and Sale Agreement, at Buyer’s option, Buyer may purchase all of the issued and outstanding membership interests of Seller in lieu of purchasing the real property.

Reference is made to the registrant’s Current Report on Form 8-K, dated July 17, 2008, and filed with the Securities and Exchange Commission on July 21, 2008, reporting the execution of the Purchase and Sale Agreement.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

10.1	First Amendment to Purchase and Sale Agreement, dated as of August 1, 2008, by and between TRB Chattanooga LLC and Brookside Properties, Inc.

10.2	Second Amendment to Purchase and Sale Agreement, dated as of August 5, 2008, by and between TRB Chattanooga LLC and Brookside Properties, Inc.

10.3	Third Amendment to Purchase and Sale Agreement, dated as of August 6, 2008, by and between TRB Chattanooga LLC and Brookside Properties, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: August 7, 2008	By:	/s/ Simeon Brinberg
Simeon Brinberg
Senior Vice President